Exhibit 99.1

Lantronix, Inc. Announces Resignation of
President and CEO Marc Nussbaum

CFO Reagan Y. Sakai Named Interim CEO

IRVINE, Calif., September 26, 2007 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced the resignation of President and Chief Executive Officer Marc Nussbaum effective September 24, 2007. The Board has formed a search committee to find a new permanent CEO. In the meantime, the Board has appointed Chief Financial Officer Reagan Y. Sakai to assume the role of interim Chief Executive Officer while the search is conducted.

HK Desai, Chairman of the Board of Lantronix, stated, “Under Marc’s leadership since 2002, we have made great progress in turning around Lantronix and positioning our business for strategic growth. We appreciate Marc’s commitment and many contributions, and we wish him the best in his future endeavors.”

“I have enjoyed the opportunity to lead this company over the past five years and I have achieved my goals for transitioning this company to be an effective competitor in the M2M market,” said Mr. Nussbaum. “I am confident in Lantronix’ continued growth and development.”

About Lantronix

Lantronix, Inc. (Nasdaq:LTRX) is a leading innovator in device networking or M2M (Machine-to-Machine) technology. The company specializes in wired and wireless hardware and software solutions which allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. The Lantronix Device Network Architecture (DNA) includes device enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and device management solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, IT/data centers, transportation, retail/POS, financial, government, consumer electronics/appliances, and pro-AV/signage. The company's headquarters are located in Irvine, California. For more information, visit www.lantronix.com.

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Lantronix is a registered trademark, and SecureLinx and SecureLinx Spider, ManageLinx and XPress-Pro SW are trademarks of Lantronix, Inc. All other trademarks are properties of their respective owners.

Contacts:

Lantronix, Inc.
Reagan Sakai
(949) 453-3990

The Piacente Group
Investor Relations
Brandi Piacente
(212) 481-2050
brandi@tpg-ir.com